Exhibit 99.1
FOR IMMEDIATE RELEASE
Energy Transfer Partners Announces
Resolution of CFTC Proceedings
DALLAS, March 17, 2008 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced it has reached an agreement to resolve the pending legal proceeding brought by the Commodity Futures Trade Commission (“CFTC”). Under the agreement, ETP will pay the CFTC $10 million, and the CFTC agreed to release ETP and its affiliates, directors and employees from all claims or causes of actions asserted by the CFTC in this proceeding. As a result of this agreement, the CFTC’s legal proceeding has been dismissed by the court. The agreement between the CFTC and ETP contains no findings of fact or conclusions of law.
“We are pleased to have resolved this matter,” said Jerry Langdon, Energy Transfer Partner’s Chief Administrative and Compliance Officer. “This is an important and positive step for Energy Transfer as we focus on the continued execution of our business plans.”
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0795 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214-504-2260 (office)
214-498-9272 (cell)
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